Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2024

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 31, 2024 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2024 results: The Company’s revenues in the second quarter 2024 were $76.5 million, compared to $74.0 million in the second quarter 2023, an increase of $2.6 million, or 3.5%. For the first six months 2024, the Company’s revenues were $148.2 million, compared to $140.8 million in the first six months 2023, an increase of $7.5 million, or 5.3%. Lime and limestone revenues were $76.3 million in the second quarter 2024, compared to $73.7 million in the second quarter 2023, an increase of $2.6 million, or 3.5%. For the first six months 2024, lime and limestone revenues were $147.7 million, compared to $140.2 million in the first six months 2023, an increase of $7.5 million, or 5.3%. The increase in revenues in the second quarter and first six months 2024, compared to the comparable 2023 periods, resulted from increases in average selling prices for the Company’s lime and limestone products, partially offset by decreased sales volumes. The decreases in sales volumes in the second quarter and first six months 2024, compared to the comparable 2023 periods, were principally due to decreased demand from the Company’s construction customers, partially offset by increased demand from its industrial and roof shingle customers.

The Company’s gross profit was $34.8 million in the second quarter 2024, compared to $27.1 million in the second quarter 2023, an increase of $7.7 million, or 28.3%. The Company’s gross profit was $65.4 million in the first six months 2024, compared to $51.1 million in the first six months 2023, an increase of $14.3 million, or 28.0%. The Company’s lime and limestone gross profit was $34.8 million in the second quarter 2024, compared to $27.1 million in the second quarter 2023, an increase of $7.7 million, or 28.4%. The Company’s lime and limestone gross profit in the first six months 2024 was $65.5 million, compared to $51.2 million in the first six months 2023, an increase of $14.3 million, or 28.0%. The increases in gross profit in the second quarter and first six months 2024, compared to the comparable 2023 periods, resulted primarily from the increased revenues discussed above.

Selling, general and administrative (“SG&A”) expenses were $4.9 million in the second quarter 2024, compared to $4.3 million in the second quarter 2023, an increase of $0.6 million, or 13.0%. SG&A expenses were $9.7 million in the first six months 2024, compared to $8.5 million in the first six months 2023, an increase of $1.3 million, or 14.9%. The increases in SG&A expenses in the 2024 periods were primarily due to increased personnel expenses, including stock-based compensation.

Other (income) expense, net was $2.8 million and $5.3 million in the second quarter and first six months 2024, compared to $1.8 million and $3.3 million in the second quarter and first six months 2023, reflecting increases of $1.0 million and $2.0 million, respectively. The increases in other (income) expense, net in the second quarter and first six months 2024 were primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $26.1 million ($0.91 per share diluted) and $48.5 million ($1.69 per share diluted) in the second quarter and first six months 2024, compared to $19.7 million ($0.69 per share diluted) and $36.8 million ($1.29 per share diluted) in the second quarter and first six months 2023, reflecting increases of $6.3 million, or 32.2%, and $11.7 million, or 31.7%, respectively. Comparative period per-share amounts have been retroactively adjusted to reflect the Company’s July 12, 2024 5-for-1 stock split discussed below.

“In the second quarter 2024, we experienced reduced demand from our construction customers as heavier than usual rainfalls contributed to the delay of construction projects in the south-central United States,” said Timothy W. Byrne, President and Chief Executive Officer. “Looking ahead, we expect improved demand from our construction customers will come with improved weather conditions,” Mr. Byrne added.

Stock Split

On July 12, 2024, the Company effected a 5-for-1 split of its common stock in the form of a stock dividend of four additional shares of common stock for each share outstanding to shareholders of record at the close of business on June 21, 2024. All share and per share information throughout this News Release has been retroactively adjusted to reflect the stock split.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.05 per share on the Company’s common stock. This dividend is payable on September 13, 2024 to shareholders of record at the close of business on August 23, 2024.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, oil and gas services, and agriculture (including poultry producers) industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to changes in demand and timing of customer projects, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
INCOME STATEMENTS

Revenues	$76,545	$73,983	$148,232	$140,760
Cost of revenues	41,723	46,852	82,803	89,637
Gross profit	$34,822	$27,131	$65,429	$51,123

Selling, general and administrative expenses	$4,882	$4,319	$9,730	$8,471
Operating profit	$29,940	$22,812	$55,699	$42,652

Other (income) expense, net	(2,786)	(1,825)	(5,326)	(3,332)
Income tax expense	6,669	4,925	12,529	9,168
Net income	$26,057	$19,712	$48,496	$36,816

Income per share of common stock:
Basic	$0.91	$0.69	$1.70	$1.29
Diluted	$0.91	$0.69	$1.69	$1.29
Weighted-average shares outstanding:
Basic	28,590	28,460	28,564	28,440
Diluted	28,698	28,530	28,661	28,510
Cash dividends per share of common stock	$0.05	$0.04	$0.10	$0.08

			June 30,	December 31,
			2024	2023
BALANCE SHEETS
Assets:
Current assets			$299,551	$254,969
Property, plant and equipment, net			177,848	179,795
Other non-current assets			6,756	5,838
Total assets			$484,155	$440,602
Liabilities and Stockholders’ Equity:
Current liabilities			$14,069	$17,491
Deferred tax liabilities, net			24,258	24,659
Other long-term liabilities			4,739	5,348
Stockholders’ equity			441,089	393,104
Total liabilities and stockholders’ equity			$484,155	$440,602

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